INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Tweeter Home Entertainment Group, Inc. on Form S-8 of our reports dated November 24, 1998 (December 9, 1998 as to Note 16), appearing in the Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc. for the year ended September 30, 1998.


Deloitte & Touche LLP


Boston, Massachusetts
August 4, 1999